UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2009

GOLDEN CENTURY TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	000-52842	98-0466250
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Suite 1200, 1000 N. West St, Wilmington, Delaware,	19801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 295-4937

N/A
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01. Entry Into A Material Definitive Agreement

On August 12, 2009, we entered into a Letter of Intent with JinXin Copper Holding Limited (“JinXin”), a British Virgin Island corporation that owns 62% of Nanjiang Long Du Mining Industrial Limited Corporation (“Long Du”). Long Du is a corporation incorporated in the Shangliang Town, Nanjiang County, Sichuan Province, P. R. China and it owns prospecting permit no. 5100000730032 of Yang Tan Gold Mine (“Yang Tan”) for prospecting right area of 9.77Km 2 from January 19, 2009 to January 19, 2011.

Pursuant to the Letter of Intent , we will acquire all the rights to Yang Tan owned by JinXin. Within the first week following the execution of the Letter of Intent, we are required to pay the sum of US$500,000 to Jin Xin for expenses relating to the application for the government exploitation permit for Yang Tan. Upon closing, we will issue from treasury and deliver to JinXin the an amount of common shares of our capital stock, the amount of which has yet to be determined, and pay any additional consideration that is agreed to be paid as part of the consideration in the Definitive Agreement as described in the Letter of Intent attached as an exhibit to this report.

Any agreement between the parties will be subject to completion of a definitive agreement between the parties with customary representations and warranties and satisfactory completion of both parties' due diligence review. There is no assurance that the parties will reach a definitive agreement regarding the proposed transaction as planned or at all.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1	Letter of Intent with JinXin Copper Holding Limited, dated August 12, 2009.

99.1	Press Release dated August 12, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN CENTURY TECHNOLOGIES CORPORATION

/s/ David Cheng Lee
David Cheng Lee
President

August 12, 2009